Exhibit 99.1

RadNet Secures Commitments to Amend its Credit Facility, resulting in 0.25% Reduction in Interest Rates

LOS ANGELES, November 22, 2024 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT),  a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, today announced that it has completed pricing and allocations for Amendment No. 1 to Credit and Guaranty Agreement (the “First Amendment”) which will reduce the interest rates payable under its Third Amended and Restated First Lien Credit and Guaranty Agreement (the “Credit Agreement”).

RadNet has $872,812,500 of outstanding term loans under the Credit Agreement, and is undrawn on its revolving credit facility. With the successful completion of the First Amendment, the interest rate on the term loans will be reduced by 0.25% to, at RadNet’s election, either Term SOFR plus 2.25% or the alternate base rate plus 1.25%. The interest rate on the revolving credit facility will also be reduced by 0.25%, which is subject to a pricing grid based upon RadNet’s leverage ratio. All other terms of the term loans and revolving credit facility, including their respective maturity dates, will remain unchanged.

In connection with the First Amendment, RadNet has provided call protection to the lenders for a period of six months following the First Amendment. RadNet estimates that the First Amendment will result in approximately $2.2 million of annual cash interest expense reduction. The closing under the First Amendment is expected to occur next week.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented “I would like to thank our relationship banks and term loan lenders for their continued support of our company. With almost $750 million of cash on our balance sheet, a leverage ratio of Adjusted EBITDA(1) to Net Debt of under 1.0x and term loans that do not mature until 2031, we are well-positioned with the liquidity necessary to implement our business plan in the coming years.”

RadNet’s wholly-owned subsidiary, Radnet Management, Inc. is the borrower under the First Amendment. The borrower’s obligations under the First Amendment are guaranteed by RadNet, and substantially all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations are secured by substantially all of the assets of the borrower, RadNet and such subsidiaries and affiliates.

Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt. Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

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About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 399 owned and/or operated outpatient imaging centers. RadNet’s markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. In addition, RadNet provides radiology information technology and artificial intelligence solutions marketed under the DeepHealth brand, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technologists, RadNet has a total of over 10,000 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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